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                     August 16, 2023

       Christopher DiFrancesco
       General Counsel and Secretary
       Telesat Corp
       c/o Telesat Canada
       160 Elgin Street
       Suite 2100
       Ottawa, Ontario, Canada
       K2P 2P7

                                                        Re: Telesat Corp
                                                            Form 20-F for the
Year Ended December 31, 2022
                                                            Filed March 29,
2023
                                                            File No. 001-41083

       Dear Christopher DiFrancesco:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology